SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

REX STORES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09097	31-1095548
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2875 Needmore Road, Dayton, Ohio	45414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 276-3931

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          On January 29, 2009, REX Stores Corporation and its wholly owned subsidiaries Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc., Stereo Town, Inc. and Rex Alabama, Inc. (collectively “Rex”) entered into an Agreement with Appliance Direct, Inc. (“Purchaser”) pursuant to which (i) Rex sold to Purchaser certain of Rex’s appliance inventory as of the Implementation Date (defined below), furniture fixtures and equipment at the store locations to be taken over by Purchaser, and certain other assets, and (ii) Purchaser leased 37 store locations owned by Rex (the “Properties”) comprising approximately 467,000 square feet. Purchaser also entered into a lease and sublease for two store locations leased by Rex.

          The leases for the Rex-owned Properties are for initial terms of 6.25 years with one five-year renewal option at a lease rate of $65,000, $75,000 and $85,000 annually for years one to three and $75,000 plus annual CPI increases for years four to six. Purchaser has a one-time right to terminate leases on up to ten Properties 24 months following commencement of the lease. Purchaser also has an option to purchase all of the Properties during the first two years of the lease term at $70 per square foot during the first six months and $76 per square foot during the following 18 months of the lease term. Rex has agreed to provide Purchaser with financing for 80% of the purchase price of all Properties purchased at an interest rate equal to prime as published by The Wall Street Journal plus 2%, with an annual interest rate floor of 6.25%, 20 year amortization and three-year balloon of unpaid principal.

          Purchaser agreed to use good faith efforts to negotiate an assumption of Rex’s existing leases or new leases for 44 other store locations leased by Rex (the “Leased Properties”) and, if successful, those sites will be taken over by Purchaser and added to the implementation schedule.

          Rex agreed to pay Purchaser, as of the Implementation Date, an amount equal to the book value liability of Rex’s customer extended service plans (ESP) for certain Whirlpool and Frigidaire appliances previously sold from the Properties and Leased Properties less Rex’s projected cost related to the ESP liability for the Properties and Leased Properties (the “ESP Credit”). As of the Implementation Date for each site, Purchaser will place into escrow for the benefit of Rex an amount equal to 40% of the ESP Credit applicable to that site to offset Purchaser’s rent obligation under the leases.

          Rex anticipates the Properties and Leased Properties will be turned over to Purchaser on the dates (the “Implementation Date”) specified in the implementation schedule set forth in the Agreement.

          The foregoing description is qualified in its entirety by reference to the full text of the Agreement which is filed as an exhibit to this report.

Item 2.01 Completion of Acquisition or Disposition of Assets

          The information in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 2.05 Costs Associated with Exit or Disposal Activities

          On January 29, 2009, Rex agreed to sell certain appliance inventory and leased 37 Rex-owned stores to Purchaser, and Purchaser entered into leases for two store locations leased by Rex. Rex estimates that in disposing of assets and leasing the owned Properties to Purchaser, and Purchaser leasing two leased stores, Rex will, upon completion of the transaction, incur the following direct costs, all of which will result in cash expenditures:

Employee severance and bonus costs	$2.0 million
Investment banker fee	$0.85 million
Professional fees	$0.2 million
ESP payment	$0.5 to 0.75 million

Total	$3.55 to 3.8 million

          Purchaser will seek to negotiate an assumption of Rex’s existing leases or new leases for the Leased Properties and, if successful, will take over those sites. Rex is currently unable in good faith to make a determination of the estimated amount or range of amounts expected to be incurred in connection with this course of action. Once Rex is able to make such a determination, it will file an amended report under this Item 2.05.

Item 9.01 Financial Statements and Exhibits

          The following is filed as part of this report:

(d)	Exhibits

	10(a)	Agreement dated January 29, 2009 between Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc., Stereo Town, Inc., Rex Alabama, Inc., REX Stores Corporation and Appliance Direct, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX STORES CORPORATION

Date: February 2, 2009	By:	/s/ DOUGLAS L. BRUGGEMAN

		Name:	Douglas L. Bruggeman
		Title:	Vice President-Finance,
Chief Financial Officer and
Treasurer